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                                                                     Exhibit 3.6

                           PROMISSORY NOTE SECURED BY
                                 PLEDGE OF STOCK


                                  May 29, 1997

El Dorado Hills, California                                        $1,333,333.34


             One Million Three Hundred Thirty-Three Thousand Dollars
                              and Thirty-Four Cents


                  The undersigned, Allen J. Simon, for value received, promises to pay to Food Extrusion, Inc. (the "Company") or any person or entity to whom this Note has been endorsed for payment, or order (collectively the "Holder"), the principal sum of $1,333,333.34 (the "principal sum") and interest on the principal sum from time to time remaining unpaid hereon from the date of this Note until paid in full, at the rate of 8% per annum; said principal sum and accrued interest to be paid in installments or in full, as the case may be, upon a sale of a portion or all of the shares of common stock of the Company pledged as collateral for this Note. Interest shall accrue and compound annually on the unpaid balance, computed on the basis of a 360-day year. In the event that any payment of principal or interest under this Note is made prior to the due date for any reason, the amount of any interest payable on any outstanding principal amount for a short period of less than one year (the compounding period under this Note) shall be equal to the aforementioned interest rate multiplied by a fraction, the numerator of which is equal to the number of months in such short period and the denominator of which is twelve months.

                  Principal and interest will be paid in lawful money of the United States of America at the address of the Holder of this Note as shown on the books of the Company. The undersigned shall have the right to prepay all or any portion of the indebtedness represented hereby without premium or penalty upon ten (10) days notice.

                  The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder hereof, by the acceptance of this Note, agrees:


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                           1. Attorneys' Fees. If the  indebtedness  represented
hereby is not paid in full when due, the undersigned promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

                           2.  Replacement.  On receipt of  evidence  reasonably
satisfactory to the undersigned of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Company, or in the case of mutilation, on surrender and cancellation of this Note, the undersigned, at his expense, will execute and deliver, in lieu of this Note, a new Note of like tenor.

                           3.  Right To  Accelerate  Payment.  This  Note  shall
become immediately due and payable in the full amount of the principal sum then unpaid, together with all accrued and unpaid interest thereon, at the option of the Holder of this Note without notice or demand, upon the occurrence of any of the following events:

                                    (a) the  undersigned  becomes  insolvent  in
that either a petition is filed by or against the undersigned under any bankruptcy law, or he is unable to pay his debts as they fall due, or he makes a general assignment for the benefit of his creditors or takes any other action to take advantage of any insolvency laws; or

                                    (b) the  undersigned  fails to make  payment
when due of any part or installment of principal or interest, and such default is not cured within ten (10) days of the Holder's giving notice of such default to the undersigned; or

                                    (c)  the   election   by  the   Company   to
accelerate payment of the Note pursuant to Section 1(b) of the Restricted Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") between the Company and the undersigned;

                                    (d) the Company  terminates the  undersigned
for cause as defined in the employment agreement entered into by and between the undersigned and the Company; or

                                    (e) any default by the undersigned under the
terms of the Stock  Purchase  Agreement  or the  Security  Agreement  (described

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below) which is not otherwise specified in paragraphs (a), (b) or (c) above.

                           4.  Modification.  This Note and any of its terms may
be changed, waived or terminated only by a written instrument signed by the party against which enforcement of that change, waiver or termination is sought.

                           5. Security. This Note is given pursuant to the terms
of the Stock  Purchase  Agreement  and is secured  under the terms of a Security
Agreement of even date herewith made between the undersigned and the Company. The Holder shall be entitled to all the benefits of the security as provided in the Security Agreement, provided that the Holder shall be obligated to proceed solely against the collateral. In the event the proceeds of the collateral are inadequate to pay any amounts due on this Note, the undersigned shall not be liable for any deficiency. Under certain conditions stated in the Security Agreement and in the Stock Purchase Agreement, the entire amount of this Note may become payable prior to the maturity date stated herein.

                           6.  Governing Law. This Note shall be governed by and
construed and enforced in accordance with the laws of the State of California.

                           7. Notices.  Any notice  required or permitted  under
this note shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed to the undersigned at the address set forth below his signature hereto and to the Note Holder at El Dorado Hills, California, or at such other address as any party may designate by ten (10) days' advance written notice to the other party.

                           8. Severability. If any provision of this Note should
be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.


                                                /s/Allen J Simon
                                                -----------------
                                                Typed Name: Allen J. Simon

                                                Address: 3030 Washington St.
                                                         San Francisco, CA 94115